Wireless Telecom Group Inc.

                                           25 EASTMANS ROAD PARSIPPANY, NJ 07054
                                          TEL. (973) 386-9696 FAX (973) 386-9191

                    WTT ANNOUNCES 2005 THIRD QUARTER RESULTS

                                                                    NEWS RELEASE
                                                                    ------------
Contact:  Paul Genova
          (973) 386-9696

FOR IMMEDIATE RELEASE
---------------------
WEDNESDAY, NOVEMBER 9, 2005

                  Parsippany, New Jersey - Wireless Telecom Group, Inc. (AMEX
Symbol: WTT) announced today results for the third quarter and nine months ended
September 30, 2005. Included in the quarter and nine months ended September 30,
2005 are the results of the July 1, 2005 acquisition of Willtek Communications,
GmbH. Due to this acquisition, the overall results of WTT are significantly different when compared to the previous year.

                  For the quarter ended September 30, 2005, net sales were
$12,463,000 as compared to $5,944,000 recorded in the third quarter of 2004, an increase of 109%. For the nine months ended September 30, 2005, net sales were
$24,474,000 as compared to $17,015,000 recorded in the nine months ended in
2004, an increase of 44%.

                  For the nine months ended September 30, 2005, net income was
$2,753,000 or $.14 per share (diluted) as compared with $1,619,000 or $.09 per share (diluted) reported for the comparable period of the prior year. Net income for the current quarter ended September 30, 2005 was $624,000 or $.02 per share diluted as compared to net income of $785,000 or $.05 per share diluted, for the comparable period of the prior year.

                  The positive results of the Willtek acquisition are primarily due to the implementation of a realistic cost reduction plan while maintaining the Company's core competencies, effective management collaboration and integration on a global basis, ongoing strategic customer, product and market analysis and the development of several business alliances with key vendors and software development groups. These and other management actions enabled Willtek to report it's first quarterly profit since it's inception over two years ago.

                   Paul Genova, Interim CEO, President and Chief Financial
Officer stated, "We are pleased with the quarterly and year to date results. The acquisition of Willtek on July 1, 2005 has provided us with the ability to market additional products, increase revenues and extend our global reach. We will work hard to continue our profitable results and achieve further synergistic improvements in the operations or each of our business lines."

         Wireless Telecom Group, Inc. is a global provider of electronic noise generation equipment in the telecommunications field.

         Boonton Electronics, a wholly owned subsidiary, is a leader in the manufacture of test equipment dedicated to measuring the power of RF and
Microwave systems used in multiple telecommunication markets.

         Microlab/FXR, a wholly owned subsidiary, is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation landing systems. Microlab/FXR products are also used in military systems such as electronic countermeasures and missile guidance.

         Willtek Communications GmbH, a wholly owned subsidiary, is a global provider of RF and handset production testing in wireless products for manufacturing and service operators.

         Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results.
Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the year ended December 31, 2004 and Forms 10-Q for 2005.

                           Financial table to follow

Wireless Telecom Group Inc.

                                           25 EASTMANS ROAD PARSIPPANY, NJ 07054
                                          TEL. (973) 386-9696 FAX (973) 386-9191

                           SELECTED FINANCIAL RESULTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  Three months ended            Nine months ended
                                                      September 30,                 September 30,
                                              ---------------------------------------------------------
                                                      (unaudited)                   (unaudited)

                                               2005            2004            2005              2004
                                               ----            ----            ----              ----

STATEMENT OF OPERATIONS DATA:
-----------------------------
Net sales                                    $ 12,463        $  5,944         $ 24,474        $ 17,015

Gross profit                                    6,652           3,175           12,997           9,295

Selling, general and
administrative expenses                         6,015           2,247            9,926           7,293

Other (income) expense                            (37)            (86)            (205)           (208)

Income before income taxes                        674           1,015            3,276           2,210

Net income                                   $    624        $    785         $  2,753        $  1,619
                                             ========        ========         ========        ========

Net income per common share:
Basic                                        $    .02        $    .05         $    .14        $    .09
                                             ========        ========         ========        ========

Diluted                                      $    .02        $    .05         $    .14        $    .09
                                             ========        ========         ========        ========

Weighted average shares outstanding:
         Basic                                 25,567          17,224           20,202          17,128
         Diluted                               25,758          17,402           20,367          17,537

                                          SEPTEMBER 30,      December 31,
                                              2005              2004
                                      -------------------   -------------
                                          (UNAUDITED)
BALANCE SHEET DATA:
-------------------
Cash & cash equivalents                      $ 12,754        $ 15,784

Working capital                                22,803          23,599

Total assets                                   77,657          35,407

Total liabilities                              25,330           5,928

Shareholders' equity                         $ 52,327        $ 29,479

NOTE: The results for the quarter and nine months ended September 30, 2005 include the July 1, 2005 acquisition of Willtek Communications, GmbH